MUTUAL TERMINATION AND RELEASE AGREEMENT

THIS MUTUAL TERMINATION AND RELEASE AGREEMENT ("**Agreement**") is made this 3rd day of June, 2024 ("**Effective Date**"), by and among LadRx Corporation (f/k/a CytRx Corporation), a Delaware corporation ("**LadRx**"), NantCell, Inc., a Delaware corporation and its parent company ImmunityBio, Inc., a Delaware corporation (collectively, "**NantCell**"), and, solely with respect to Sections 4 and 5, XOMA (US) LLC ("**XOMA**"). LadRx and NantCell are each sometimes referred to herein as a "**Party**" and collectively as the "**Parties**".

BACKGROUND

A. Effective July 27, 2017, LadRx and NantCell entered into an Exclusive License Agreement (as amended, modified or supplemented and together with all attachments, the "**License Agreement**") pursuant to which NantCell acquired a royalty-bearing, exclusive license with the right to sublicense in, to and under the Licensed Patents and Licensed Know How and the CytRx Materials to Exploit the Licensed Product in the Territory. Capitalized terms used but not otherwise defined in this Agreement have their respective meanings set forth in the License Agreement.

B. Now, in accordance with Section 8(b) of the License Agreement, LadRx and NantCell mutually desire to terminate the License Agreement, effective as of the Effective Date according to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the Parties hereto and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, each intending to be legally bound, do agree to the following:

1. Termination of License Agreement. As of the Effective Date, the License Agreement will terminate automatically (the "**Termination**") and neither LadRx nor NantCell will have any continuing obligations to each other thereunder, except as set forth herein.

2. Effect of Termination. Upon Termination of the License Agreement:

   a. As of the Effective Date, (w) all licenses granted by LadRx to NantCell under the License Agreement shall terminate automatically; (x) each Party shall return all Confidential Information of the other Party; (y) NantCell will make no further use of the Licensed Patents, Licensed Know How or CytRx Materials for any purpose; and (z) NantCell shall cease development, manufacturing, and commercialization of Licensed Products.

   b. LadRx shall be responsible in its sole discretion for the preparation, filing, prosecution and maintenance (including with respect to any oppositions, cancellations, interferences, reissue proceedings, derivation proceedings, IPRs, PGRs, reexaminations, or other post-grant proceedings in any regional or national patent office) (collectively, "**Prosecution**") of the Licensed Patents. NantCell shall promptly transfer all documents, files and other materials relating to the Prosecution of the Licensed Patents to patent counsel (outside or internal) selected by LadRx.

   c. During the thirty (30) day period following the Effective Date (the "**Discussion Period**"), the Parties shall engage in good faith discussions regarding the terms of an agreement pursuant to which LadRx would have the right to purchase the inventory of the Licensed Product (including, without limitation, API, WPI and finished dose) and all other materials necessary for the Exploitation of the Licensed Product anywhere in the world as of the Effective Date (the "**Inventory**"), at LadRx's expense. LadRx agrees that, during the Discussion Period, NantCell is under no further obligations with respect to the Inventory whatsoever including, without limitation, any stability testing. If the Parties are unable to reach an agreement regarding the purchase by LadRx and/or transfer to LadRx of the Inventory as of the end of the Discussion Period, then disposition of the Inventory shall be at NantCell's sole discretion.

3. Surviving Provisions. Notwithstanding the Termination, each Party will remain bound by, and agree to comply with, those provisions of the License Agreement, which, by their nature, survive termination or expiration of the License Agreement. Such provisions with respect to the License Agreement include, without limitation, Section 1 (Definitions), Section 4(h) (Record Keeping), Section 5(a) (Ownership), Section 7 (Confidentiality and Publicity), Section 8(f) (Effect of Termination), Section 8(g) (Surviving Provisions), Section 9 (Indemnification and Insurance), and Section 10 (Miscellaneous).

4. Release of LadRx. NantCell (on behalf of itself and its parents, subsidiaries, affiliates and NantCell's and each of their respective past and present owners, officers, directors, shareholders, partners, agents, representatives, and employees, in their corporate and individual capacities) and all other persons or entities acting on their behalf or claiming under any of them (collectively, "**NantCell Releasors**") freely and without any influence, forever release and covenant not to sue LadRx, its parents, and its affiliates and each of their respective past and present officers, directors, shareholders, owners, agents, representatives, employees, successors and assigns, in their corporate and individual capacities, and LadRx's assignee, XOMA (pursuant to that certain Royalty Purchase Agreement by and between LadRx and XOMA, dated June 21, 2023, as amended, modified or supplemented and together with all attachments (the "**Royalty Purchase Agreement**")) (collectively, "**LadRx Releasees**"), with respect to any and all claims, demands, liabilities, obligations, damages, debts, covenants, promises, agreements, costs, attorneys' fees, and causes of action of whatever kind or nature, whether known or unknown, direct or indirect, vested or contingent, suspected or unsuspected (collectively, "**Claims**"), that any of the NantCell Releasors now own or hold or may at any time have owned or held from the beginning of time through the Effective Date, including, without limitation, Claims arising under federal, provincial, and local laws, rules, and ordinances and Claims arising out of, or related in any way to, the License Agreement, this Agreement, or any other agreement between any NantCell Releasors and any LadRx Releasees. NantCell agrees that fair consideration has been given for this release and fully understand that this is a negotiated, complete, full, and final release of all of NantCell Releasors' Claims. NANTCELL HEREBY WAIVES ANY RIGHTS AND BENEFITS CONFERRED BY ANY APPLICABLE PROVISION OF LAW EXISTING UNDER ANY FEDERAL, PROVINCIAL, OR POLITICAL SUBDIVISION THEREOF WHICH WOULD INVALIDATE ALL OR ANY PORTION OF THE RELEASE CONTAINED IN THIS AGREEMENT BECAUSE SUCH RELEASE MAY EXTEND TO CLAIMS THAT THE IMMUNITYBIO RELEASORS DO NOT KNOW ABOUT OR SUSPECT TO EXIST IN THEIR FAVOR AT THE TIME OF EXECUTION OF THIS AGREEMENT.

5. Release of NantCell. LadRx (on behalf of itself and its parents, subsidiaries, affiliates and LadRx's and each of their respective past and present owners, officers, directors, shareholders, partners, agents, representatives, and employees, in their corporate and individual capacities) and all other persons or entities acting on their behalf or claiming under any of them, including without limitation its assignee, XOMA (collectively, "**LadRx Releasors**"), freely and without any influence, forever release and covenant not to sue NantCell, its parents, and its affiliates and each of their respective past and present officers, directors, shareholders, owners, agents, representatives, employees, successors and assigns, in their corporate and individual capacities (collectively, "**NantCell Releasees**"), with respect to any and all claims, demands, liabilities, obligations, damages, debts, covenants, promises, agreements, costs, attorneys' fees, and causes of action of whatever kind or nature, whether known or unknown, direct or indirect, vested or contingent, suspected or unsuspected (collectively, "**Claims**"), that any of the LadRx Releasors now own or hold or may at any time have owned or held from the beginning of time through the Effective Date and the end of the Discussion Period, including, without limitation, Claims arising under federal, provincial, and local laws, rules, and ordinances and Claims arising out of, or related in any way to, the License Agreement, this Agreement, or any other agreement between any LadRx Releasors and any NantCell Releasees. LadRx agrees that fair consideration has been given for this release and fully understand that this is a negotiated, complete, full, and final release of all of LadRx Releasors' Claims. LADRX HEREBY WAIVES ANY RIGHTS AND BENEFITS CONFERRED BY ANY APPLICABLE PROVISION OF LAW EXISTING UNDER ANY FEDERAL, PROVINCIAL, OR POLITICAL SUBDIVISION THEREOF WHICH WOULD INVALIDATE ALL OR ANY PORTION OF THE RELEASE CONTAINED IN THIS AGREEMENT BECAUSE SUCH RELEASE MAY EXTEND TO CLAIMS THAT THE LADRX RELEASORS DO NOT KNOW ABOUT OR SUSPECT TO EXIST IN THEIR FAVOR AT THE TIME OF EXECUTION OF THIS AGREEMENT.

6. Prospective License. Following the Termination, NantCell agrees, at LadRx's request, to negotiate in good faith a written agreement with LadRx under which LadRx would receive a license to intellectual property Controlled by NantCell that is necessary or useful for the development, manufacturing, or commercialization of the Licensed Product on financial and other terms to be negotiated by the Parties.

7. Confidentiality. Each Party covenants and agrees not to disclose to anyone other than their respective legal and tax advisors on a confidential and need to know basis, or as required by law, or the rules of any securities exchange or market such Party's securities are traded on, or pursuant to the terms of any existing financing arrangement or similar agreement (including any royalty financing arrangements) on a confidential basis, any statement or information regarding the terms of this Agreement, without the prior consent of the other party not to be unreasonably withheld. Further, the Parties agree to provide an advance draft of any press release and/or 8-K filing of the initial announcement of this Agreement, if any, to the other Party for review and comment and for mutual agreement of the Parties prior to such announcement, such agreement not to be unreasonably withheld, delayed or conditioned. The Parties acknowledge and agree that this is a material provision of this Agreement and that neither Party would have entered into this Agreement without this promise of confidentiality.

8. Complete Agreement of Parties. This Agreement constitutes the sole and only agreement of the Parties with respect to the subject matter herein and supersedes any prior understanding or written or oral agreements relating to the subject matter herein, with the exception of the Consent to Assignment by and among LadRx, ImmunityBio, Inc. and XOMA, dated June 20, 2023, which shall remain in force and effect. No amendment, modification, or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof, and duly executed by the Party against whom the amendment is sought to be enforced.

9. Binding and Benefits. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

10. Governing Law; Courts. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws. The Parties agree that, should there be a dispute arising from or related to this Agreement, each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the United States District Court for the Central District of California, or, if federal jurisdiction does not exist, of the Superior Court for the County of Los Angeles, with respect to such dispute, and agrees that any such action, suit or proceeding shall be brought only in such court. The Parties hereby consent to such court's personal jurisdiction and waive any objection on the basis of inconvenient forum or venue.

11. **Jury trial waiver. EACH PARTY HEREBY WAIVES THEIR RIGHT TO JURY TRIAL WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP CREATED BY THIS AGREEMENT AND ALL OTHER DISPUTES THAT MAY ARISE BETWEEN THE PARTIES.**

12. Notices. Any and all notices required or permitted under this Agreement will be in writing and will be personally delivered or mailed by expedited delivery service or certified or registered mail, return receipt requested, first-class postage prepaid, or sent by facsimile, (provided that the sender confirms the facsimile by sending an original confirmation copy by certified or registered mail or expedited delivery service within three business days after transmission) to the respective parties hereto at the following addresses unless and until a different address has been designated by written notice to the other parties hereto:

Notices to LadRx:

LadRx Corporation
Attn: John Caloz, Chief Financial Officer
11726 San Vicente Blvd., Suite 650
Los Angeles, California 90049

Notices to NantCell:

NantCell, Inc.
Attn: Jason Liljestrom, General Counsel
3530 Johns Hopkins Road
San Diego, CA 92121

Notices to XOMA (US) LLC:

XOMA (US) LLC
Attn: Legal Department; Bradley Sitko
2200 Powell Street, Suite 310
Emeryville, CA 94608

13. Enforceability. If one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

14. Authority. Each Party has the full right, power, and authority to execute and deliver this Agreement and to perform its terms. Each Party has taken all required corporate actions to approve and adopt this Agreement. Each Party represents and warrants that the person or persons executing this Agreement on its behalf are duly authorized and empowered to do so.

15. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto on separate counterparts, each of which when so executed and delivered will be deemed an original and all of which taken together constitute but one and the same instrument. A facsimile or digital signature will constitute an original signature.

16. Acknowledgment. For the avoidance of doubt, the Parties acknowledge and agree that this Agreement shall have no impact whatsoever on NantCell's equity ownership interest in LadRx.

[*Signature page is following page.*]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the Effective Date.

LADRX Corporation

a Delaware Corporation

By: ______________________________

Date: ______________________________

NANTCELL, Inc.

a Delaware Corporation

DocuSigned by: Richard Adcock
3E8274D1114844E...

By: ______________________________
Richard Adcock, President & CEO

Date: 6/3/2024

IMMUNITYBIO, Inc.

a Delaware Corporation

DocuSigned by: Richard Adcock
3E8274D1114844E...

By: ______________________________
Richard Adcock, Chief Executive Officer and President

Date: 6/3/2024

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the Effective Date.

Solely with respect to Sections 4 and 5:

XOMA (US) LLC

a Delaware Limited Liability Company

By: DocuSigned by: ______________________

Name: Brad Sitko

Title: Authorized Person

Date: June 3, 2024

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the Effective Date.

LADRX Corporation

a Delaware Corporation

By: ______________________________

[ ] Stephen Snowdy, CEO

Date: 3 June 2024

NANTCELL, Inc.

a Delaware Corporation

By: ______________________________

[ ]

Date: ______________________________

IMMUNITYBIO, Inc.

a DelawareCorporation

By: ______________________________

[ ]

Date: ______________________________